Exhibit 2

POWER OF ATTORNEY

For executing Schedules 13G and 13D, 13G/D Joint Filing Agreement and Form 13F

Each of the undersigned entities represents that the individuals signing on behalf of the entity is duly authorized to do so and hereby constitutes and appoints Blair Morrison, Senior Vice-President, Deputy General Counsel, and Chief Compliance Officer of Bank of Montreal, Barbara Muir, Senior Vice-President, Deputy General Counsel of Corporate Affairs, and Corporate Secretary of Bank of Montreal, and Lino Cambone, Vice-President, Deputy General Counsel of Wealth Management, Assistant Corporate Secretary of Bank of Montreal, his or her true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to:

1.	complete and execute for and on behalf of the undersigned filings on Schedules 13G and 13D in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”) and the rules and regulations promulgated thereunder, or any successor laws and regulations;

2.	complete and execute for and on behalf of the undersigned a joint filing agreement to provide for the joint filing on Schedules 13G or 13D in accordance with Section 13(d) of the Act and the rules and regulations promulgated thereunder, or any successor laws and regulations;

3.	complete and execute for and on behalf of the undersigned filings on Form 13F as required by Section 13(f) of the Act and the rules and regulations promulgated thereunder, or any successor laws and regulations;

4.	do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete the execution of any such Schedules 13G and 13D, joint filing agreement and Forms 13F and the timely filing of such forms and agreements with the United States Securities and Exchange Commission and any other authority; and

5.	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to the Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in his or her discretion.

Each of the undersigned entities grants to said attorneys-in-fact and agent full power and authority to do and perform each and every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned entities acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 13(d) of the Act and the rules and regulations promulgated thereunder.

This Power of Attorney shall remain in effect until the undersigned entity is no longer required to file Schedules 13G, 13D or Form 13F, unless earlier revoked by a duly authorized officer of the undersigned entity in writing and delivered to the foregoing attorneys-in-fact.

This Power of Attorney Signature Page may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile or portable document format (.pdf) copy of the signature of a party to this Power of Attorney on any such counterpart shall be fully effective as in an original signature.

IN WITNESS WHEREOF, the undersigned duly authorized individuals have caused this Power of Attorney to be executed on this 5th day of August, 2014, on behalf of the respective entities.

F&C ASSET MANAGEMENT PLC

By:	/s/ Nigel Parry
Nigel Parry
Head of Compliance